SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 The Securities Exchange Act of 1934

_________________

September 29, 2005

Date of Report (Date of earliest event reported)

U.S.  Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation	0-10238 (Commission File Number)	52-1216347 (I.R.S. Employer Identification No.)

One North Lexington Avenue White Plains, NY (Address of principal executive offices)	10601 (Zip Code)

Registrant’s telephone number, including area code: (914) 993-6443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          [ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          [ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          [ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          [ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

        The information set forth in Item 8.01 is hereby incorporated by reference to the extent necessary to respond to Item 1.01.

Section 8 – Other Events

Item 8.01 Other Events.

        Effective as of October 1, 2005, independent directors receive (i) a $20,000 annual retainer, (ii) $1,000 for each Board (including the board of directors of US Energy Biogas Corp., our majority owned subsidiary), audit or compensation committee meeting in which they participate and (iii) $500 for participating in meetings of other committees of the Board (each such committee, an “Additional Committee”) on which they serve; provided, however, that the aggregate fees payable to any director for participating in meetings on any day shall not exceed $1,000. The Chairman of the Audit Committee, the Compensation Committee and any Additional Committee receive annual retainers of $15,000, $10,000 and $2,500, respectively. Annual retainers are payable in arrears in equal quarterly installments on the last business day of the applicable calendar quarter (or any portion thereof) during which the director is serving in the capacity entitling him to such fee. All of the foregoing awards are to be paid in cash and to the extent that historically a portion of such fees were paid in restricted stock units, payment in such form ceased as of September 30, 2005.

        On the first business day of each calendar year, each independent director who, as of such date, served as a director for at least 90 days prior thereto, is to be issued 2,500 shares of US Energy’s common stock. Newly elected independent directors receive ten year options to acquire 40,000 shares of our common stock at an exercise price equal to fair market value of a share of common stock on the date of grant.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc. By: /s/ Henry N. Schneider Henry N. Schneider, President

Dated: October 3, 2005